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                                 WAVEPHORE, INC.
                       EXECUTIVE MANAGEMENT INCENTIVE PLAN

                                   ARTICLE I.
                    ESTABLISHMENT, AND PURPOSE, AND DURATION

         1.1 Establishment of the Plan. WavePhore, Inc., an Indiana corporation (the "Company"), hereby establishes an annual incentive plan to be known as the "WavePhore, Inc. Executive Management Incentive Plan" (the "Plan").

         1.2 Purpose of the Plan. The Plan is designed to (i) recognize and reward on an annual basis select Company executives for their contributions to the overall success of the Company, and (ii) qualify compensation paid under the Plan as "performance-based compensation" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder.

         1.3 Duration of the Plan. Subject to approval by the Company's stockholders, the Plan will commence as of February 10, 1997. If the Plan is not approved by the Company's stockholders, the Plan will not be effective and any grants made under the Plan prior to that date will be void. No award may be made under the Plan after the date the Plan terminates, but awards made prior to that date may extend beyond that date.

                     ARTICLE 2. DEFINITIONS AND CONSTRUCTION

         2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

                  (a) "Award" means the agreement of the Company to pay compensation to a Participant upon the attainment of specified Performance Goals.

                  (b) "Award Agreement" means the written agreement evidencing the terms and conditions of an Award.

                  (c) "Board" or "Board or Directors" means the Board of Directors of the Company.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (e) "Committee" means the Compensation Committee of the Board or the committee appointed by the Board pursuant to Article 3 to administer the Plan.

                  (f) "Company" means WavePhore, Inc., an Indiana corporation, or any successor thereto.
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                  (g) "Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.

                  (h) "Director" means any individual who is a member of the Board of Directors of the Company.

                  (i) "Employee" means any full-time, nonunion employee of the Company or any subsidiary of the Company. Directors who are not otherwise employed by the Company or any subsidiary of the Company shall not be considered Employees under this Plan.

                  (j) "Participant" means a Covered Employee who is designated by the Committee to participate in the Plan for a Performance Period pursuant to Article 4.

                  (k) "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals shall be limited to the following: pre- or after-tax net income, consolidated pre-tax net income (prior to payments under this Plan), revenue growth, operating income, operating cash flow, return on net assets, return on shareholders' equity, return on assets, return on capital, Share price growth, shareholder returns, gross or net profit margin, earnings per Share, price per Share, and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

                  (l) "Performance Goals" means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Goal, the Goal may be expressed in terms of overall Company performance or the performance of a division or an operating unit. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; and (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations,

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         accounting principles, or business conditions.

                  (m) "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, compensation under the Plan.

                  (n) "Shares" means the shares of common stock of the Company.

         2.2 Severability. In the event that a court of competent jurisdiction determines that any portion of this Plan is in violation of any statute, common law, or public policy, then only the portions of this Plan that violate such statute, common law, or public policy shall be stricken. All portions of this Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan.

                            ARTICLE 3. ADMINISTRATION

         3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board consisting solely of two (2) or more Directors who qualify as "outside directors" under Section 162(m) of the Code and the regulations issued thereunder. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

         3.2 Authority of the Committee. The Committee shall have all the authority that is necessary or helpful to enable it to discharge its responsibilities under the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of Awards payable under the Plan, to establish and administer the Performance Goals and certify whether, and to what extent, they are attained, to construe any ambiguous provisions of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, to issue administrative guidelines as an aide to the administration of the Plan, to make regulations for carrying out the Plan, and to decide any and all questions arising in the administration, interpretation, and application of the Plan.

         3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

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         3.4 Section 162(m) Compliance. This Plan shall be administered to comply with Section 162(m) of the Code and, if any provisions of the Plan cause any Award to not qualify as performance-based compensation under Section 162(m) of the Code, that provision shall be stricken from this Plan, but the other provisions of this Plan shall remain in effect. Any action striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan. Furthermore, if any portion of the Plan or any Award Agreement conflicts with
Section 162(m) or the regulations issued thereunder, the provisions of Section 162(m) and such regulations shall control.

                    ARTICLE 4. ELIGIBILITY AND PARTICIPATION

         4.1 Eligibility. Participation is limited in any fiscal year to Employees who the Committee concludes will be Covered Employees for such year.

         4.2 Actual Participation. From among the Covered Employees eligible to participate each year, the Committee may select those to receive Awards in any one or more Performance Periods under the Plan.

                           ARTICLE 5. FORM OF AWARDS.

         Awards shall be paid in cash. The Committee may, in its sole discretion, subject any Award to such terms, conditions, restrictions, or limitations (including but not limited to restrictions on transferability, vesting, termination of employment for cause or otherwise, or change of control) that the Committee deems to be appropriate, provided that such terms are not inconsistent with the terms of the Plan or Section 162(m) of the Code. All Awards will be evidenced by an Award Agreement.

               ARTICLE 6. DETERMINATION AND LIMITATION OF AWARDS.

         6.1 Determination of Awards. Within the time prescribed by Section 162(m) of the Code for each Performance Period, the Committee shall, in its sole discretion, determine and establish:

                  (a) the Performance Goals applicable to the Performance Period for each Participant;

                  (b) subject to Section 6.3, the total dollar amount payable to each Participant under the Award based upon attaining the Performance Goals; and

                  (c) such other terms and conditions of such Award as the Committee determines to be appropriate under the circumstances.

Such determinations shall be reflected in the minutes of a Committee meeting, or in a written action adopted without the necessity of a meeting, and also shall be

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documented in the Award Agreement.

         6.2 Limitations of Awards. If only one Performance Goal is established for a Performance Period, the Performance Goal for such Performance Period must be achieved in order for a Participant to receive payment for an Award for such Performance Period. If more than one Performance Goal is established for a Performance Period, one or more of the Performance Goals for such Performance Period must be achieved in order for a Participant to receive payment for an Award for such Performance Period, all as set forth in accordance with the terms of the Award Agreement. Furthermore, the Committee is authorized at any time during or after a Performance Period to reduce or eliminate (but not to increase) the amount of an Award payable to any Covered Employee for a Performance Period for any reason.

         6.3 Maximum Awards. Notwithstanding any provision in the Plan to the contrary, the maximum Award payable to any Covered Employee under the Plan for a Performance Period shall be the greater of (i) $1,000,000, or (ii) three percent (3%) of the Company's consolidated pre-tax net income (prior to any payments under this Plan) for the last fiscal year ended on or before the end of the Performance Period.

         6.4 Employment Continuation. Unless otherwise determined by the Committee, provided in the Award Agreement, or required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company on the last day of the Performance Period.

         6.5 Deferrals of Payments. In the exercise of its discretion, the Committee may allow a Participant to elect to defer the receipt of all or any portion of an Award. Such deferral shall only be made pursuant to the terms and conditions set forth in any deferred compensation plan established by the Company.

                         ARTICLE 7. RIGHTS OF EMPLOYEES

         7.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

         7.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

               ARTICLE 8. AMENDMENT, MODIFICATION, AND TERMINATION

         The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Plan in any manner, but may not without shareholder

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approval adopt any amendment that would require the vote of shareholders of the
Company pursuant to Section 162(m) of the Code.

                             ARTICLE 9. WITHHOLDING

         The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

                             ARTICLE 10. SUCCESSORS

         All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                         ARTICLE 11. REQUIREMENTS OF LAW

         11.1 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

         11.2 Governing Law. The Plan, and all agreements hereunder, shall be governed by the laws of the State of Arizona.